SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): April 16, 2003


                               ATLAS MINERALS INC.
             (Exact Name of Registrant as Specified in Its Charter)



         COLORADO                      1-02714                   84-1533604
-------------------------------     -----------               ----------------
(State or other jurisdiction of     (Commission               (I.R.S. Employer
incorporation or organization)      File Number)            (Identification No.)



Suite 205, 10920 West Alameda Avenue, Lakewood, CO                  80226
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code: 303-306-0823


                                 NOT APPLICABLE
          -------------------------------------------------------------
          (Former Name or Former Address, if Changes Since Last Report)


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




ITEM 5. OTHER EVENTS

     See Press Release attached as Exhibit 99.1 hereto.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                      ATLAS MINERALS INC.
                                                       (Registrant)



Date: April 16, 2003                              By   /s/ Gary E. Davis
                                                    ----------------------------
                                                       Gary E. Davis
                                                       Corporate Secretary

ATLAS MINERALS INC.                              NEWS RELEASE
10920 W. Alameda Avenue, Suite 205               03-2
Lakewood, Colorado 80226                         OTC Bulletin Board: ATMR
Tel:   303-292-1299                              5.9 million shares outstanding
Fax:   303-297-0538                              April 7, 2003


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ATLAS CLOSES ON SALE OF GRASSY MOUNTAIN AND ANNOUNCES YEAR END FINANCIAL RESULTS
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Denver,  Colorado - Atlas Minerals Inc. (the  "Company")  announced  today that, through its wholly-owned subsidiary, Atlas Precious Metals Inc. ("APMI"), it has completed the sale of the Grassy Mountain gold property located in northern
Malheur  County,   Oregon  to  Seabridge  Gold  Inc.  (formerly  Seabridge  Gold
Resources, Inc.) and its wholly-owned subsidiary, Seabridge Gold Corporation (collectively "Seabridge"). From prior work, the property is known to host a gold mineral inventory of 17,217,000 tons at a grade of 0.061 ounce per ton of gold using a cutoff grade of 0.02 ounce per ton.

The Company originally entered into a purchase option agreement for the property with Seabridge in February 2000. This agreement was subsequently modified and amended on three different occasions, the latest being in December 2002. Under the final agreement ("Agreement"), the Company received a $300,000 non-refundable option payment from Seabridge on December 20, 2002 in exchange for which Seabridge obtained the right to acquire the Grassy Mountain gold property for a final cash payment of $600,000 due on or before March 31, 2003. During February 2003, the Company assigned all of its rights, title and interest in, to and under the Agreement to APMI. As the result, Seabridge made the final payment for purchase of the Grassy Mountain property to APMI.

The Company also announced today its financial results for the fiscal year ended December 31, 2002. The Company reports current assets of $1.07 million and current liabilities of $0.60 million. For the twelve-month period, the Company had a net loss of $437,000 or $0.07 per share. For the year, the Company had mining revenue of $22,000 from the shipment of diatomaceous earth product from late September through December attributable to the start up of the White Cliffs diatomite mine located in Arizona. The Company had capital expenditures of $204,000 during the year comprised almost entirely of the initial asset acquisition of White Cliffs and purchase of related mobile mining equipment.

Effective March 11, 2003, the Company merged its subsidiary, Atlas Gold Mining Inc. ("AGMI"), with and into APMI, with APMI remaining the surviving company. As a result of this merger, APMI now owns 100% of the gold processing mill and related facilities and infrastructure related to the Gold Bar mine in Eureka County, Nevada, previously held by AGMI.

As previously announced in September 2002, the Company entered into an exclusive option agreement (the "Option Agreement') to acquire 100% of the outstanding shares of Western Gold Resources, Inc., a private Florida company whose primary asset is the Estrades polymetallic mine located in northwestern Quebec. In January 2003, the Company assigned to APMI all of the rights, title and interest the Company had as Optionee under the Option Agreement. The parties have subsequently agreed to extend the option period under the Option Agreement, initially set to expire on March 31, 2003, to June 30, 2003. APMI is in the process of completing the due diligence of Western Gold Resources, Inc. and the Estrades mine. To date, no definitive decision regarding consummation of the proposed merger has been made, and there can be no guarantee that the proposed merger will be completed.

The Board of Directors approved April 29, 2003, as the date for the next annual general meeting of shareholders of the Company. The meeting is scheduled to be held in Denver, Colorado starting at 10:00 a.m. All information pertaining to the AGM was mailed to shareholders of record during the first week of April 2003.

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-292-1299

                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.